UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 15, 2007
(Date of earliest event reported)

ELECTRO ENERGY INC.

(Exact name of registrant as specified in charter)

Florida	333-90614	59-3217746

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Shelter Rock Road, Danbury, Connecticut	06810

(Address of principal executive of offices)	(Zip code)

(203) 797-2699

(Registrant's telephone number including area code)

n/a

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 15, 2007, the Board of Directors of the Company elected Bruce Lev as a Director, effective June 15, 2007, who replaces Warren Bagatelle who passed away on May 31, 2007. Mr. Lev shall hold office for the balance of Mr. Bagatelle’s term, which will expire at the annual election of directors in 2008 and until his successor is duly elected and qualified. Martin G. Klein, Chairman of the Board, introduced Mr. Lev as a potential candidate to the Company. After performing the due diligence that the members of the Board of Directors determined, in their reasonable business judgment, was appropriate under the circumstances, the Board of Directors decided to elect Mr. Lev to the Board of Directors. Mr. Lev has also been appointed to serve as the Chairman of the Company’s Audit Committee, and will also serve as its financial expert. Mr. Lev will also serve as a member of the Company’s Compensation Committee.

There are no family relationships between Mr. Lev and any of the other executive officers or directors of the Registrant.

In addition, on June 15, 2007, Joseph Engleberger notified the Board of Directors of the Company that he was resigning as a member of the Company’s Board of Directors, Chairman of the Compensation Committee and member of the Audit Committee, effective immediately. Mr. Engleberger joined the Board in 1992. The resignation of Mr. Engleberger was solely for health reasons and did not involve any disagreement with the Company, the management of the Company or the Board.

SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRO ENERGY INC.

	By:	/s/ Michael E. Reed

Name: Michael E. Reed
Title: Chief Executive Officer
Dated: June 20, 2007